Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal

Second Quarter, First Half 2023 Financial Results

Stroudsburg, PA. – April 26, 2023 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $2.0 billion asset financial institution providing full service commercial and retail banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the fiscal second quarter and six months ended March 31, 2023.

Net income was $4.7 million, or $0.48 per diluted share, for the three months ended March 31, 2023 compared with $4.6 million, or $0.47 per diluted share, for the three months ended March 31, 2022. Net income was $9.6 million, or $0.98 per diluted share, for the six months ended March 31, 2023 compared with $9.2 million, or $0.94 per diluted share, for the six months ended March 31, 2022. Other highlights include:

•	First half of fiscal 2023 net interest income grew 10.8% year-over-year, primarily reflecting loan growth driving expanded total interest income.

•	Total net loans increased 9.3% in the first half of fiscal 2023 and 17.1% year-over- year.

•	Growth in commercial real estate loans, including construction, and residential real estate loans, drove the increase in total loans.

•	Total deposits increased 3.6% in the first half of fiscal 2023 primarily due to increases in certificates of deposit.

•

Core deposits (demand, savings and money market accounts) comprised 77% of total deposits at March 31, 2023 and uninsured deposits, net of fully collateralized municipal deposits, were 17.2% of total deposits.

•

Despite continuing economic uncertainties, shareholder value measures rose, including tangible book value and total stockholders’ equity. Tangible book value per share increased to $19.69 at March 31, 2023 from $19.12 at September 30, 2022.

Gary S. Olson, President and CEO, commented: “The Company’s focus on maintaining capital strength, liquidity and stable asset quality supported positive financial performance and growth leading to enhanced shareholder value in the second quarter and first half of 2023. We continued to monitor and address the higher interest rate environment, which has increased the Company’s cost of funds. However, organic loan growth and disciplined rate increases have so far more than offset the cost of funds increases.

“As expected, new loan growth has begun to slow, reflecting the higher interest rate environment for commercial and residential loans plus caution in light of inflation and potential recession concerns. However, we continue to have healthy pipelines for commercial loans, prepayment speeds on loans have slowed, our indirect auto loans runoff is virtually complete so we expect that net loans outstanding will continue to grow.

“Total deposits, which represent our primary source of loan funding, increased, reflecting the growth in higher-interest certificates of deposits. While the level of demand deposits declined, the deposit portfolio reflected normal levels of change and the Company did not experience any unusual or concerning deposit outflows during the recent, highly publicized banking industry turmoil.

“The Company has entered the second half of the fiscal year with a stable base of loans and deposits and a promising outlook for continued financial strength, stability, credit quality, and growth.”

FISCAL SECOND QUARTER 2023 HIGHLIGHTS

•

For the three months ended March 31, 2023, the Company’s return on average assets and return on average equity were 0.98% and 8.63%, compared with 1.00% and 8.82%, respectively, for the comparable period of fiscal 2022. For the six months ended March 31, 2023, the Company’s return on average assets and return on average equity were 1.00% and 8.80%, compared with 0.99% and 8.86%, respectively, for the comparable periods of fiscal 2022

•

Net interest income after provision for loan losses increased 5.2% to $15.0 million for the fiscal 2023 second quarter compared with $14.2 million for the comparable period of fiscal 2022 and by 9.7% to $30.5 million for the first six months of fiscal 2023 compared to the same period of fiscal 2022.

•

Asset repricing and loan growth in a rising rate environment contributed to net interest margin increasing to 3.34% for the second quarter of 2023 compared with 3.26% for the comparable period of fiscal 2022 and 3.42% for the first six months of fiscal 2023 compared with 3.15% for the first six months of 2022.

•

Lending activity was highlighted by 20.9% growth in commercial real estate loans to $748.4 million at March 31, 2023 from $623.2 million at March 31, 2022. During the same period, the residential mortgage portfolio increased 14.2% to $671.4 million from $588.0 million.

•

Total net loans at March 31, 2023 were $1.57 billion, up 17.1% from $1.34 billion a year earlier, reflecting strong originations in commercial real estate, construction, residential mortgage and home equity loans together with slowing prepayment speeds due to higher interest rates.

•

Asset quality remained strong, with a ratio of nonperforming assets to total assets of 0.75% at March 31, 2023 compared to 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.15% at March 31, 2023 compared to 1.31% at September 30, 2022, respectively.

•

Total deposits were $1.43 billion at March 31, 2023, with lower-cost core deposits comprising 77.0% of total deposits compared to $1.38 billion at September 30, 2022 with core deposits comprising 90.3% of total deposits.

•	The Bank continued to demonstrate financial strength, with a Tier 1 capital ratio of 12.25% at March 31, 2023, more than twice the regulatory standard for a well-capitalized institution.

•

Total stockholders’ equity increased to $218.8 million at March 31, 2023 compared with $212.3 million at September 30, 2022 and $212.7 million at March 31, 2022. Tangible book value per share at March 31, 2023 rose to $19.69 from $19.12 at September 30, 2022.

•

Unrealized losses due to rising interest rates in the Company’s available for sale investment securities portfolio were offset, in large part, by unrealized gains in the Company’s derivative balance sheet hedges.

Fiscal Second Quarter and First Half 2023 Income Statement Review

Total interest income was $20.1 million for the second quarter of fiscal 2023 compared with $14.9 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 4.43% from 3.42%. Average interest earning assets increased by $70.5 million. Total interest income was $38.7 million for the first half of fiscal 2023 compared with $29.3 million a year earlier, reflecting an increase in the total yield on average interest earning assets to 4.29% from 3.32%. Average interest earning assets increased by $36.5 million.

Interest expense was $4.9 million for the second quarter of 2023, compared with $693,000 for the same period in 2022, reflecting increased interest paid on deposits and short term borrowings. The Company’s cost of interest-bearing liabilities was 1.40% in the fiscal 2023 second quarter compared with 0.21% for the same quarter in fiscal 2022. Interest expense was $7.9 million for the first half of 2023, compared with $1.5 million for the same period in 2022. The Company’s cost of interest-bearing liabilities was 1.13% in the fiscal 2023 first half compared with 0.23% for the same period in fiscal 2022. Average interest bearing liabilities increased $84.6 million and $41.5 million during the second quarter and first half of fiscal 2023, respectively, compared to the same periods in fiscal 2022.

Net interest income after provision for loan losses for the three months ended March 31, 2023 was $15.0 million, up from $14.2 million for the three months ended March 31, 2022. There was a $150,000 loan loss provision in the 2023 fiscal period compared to no provision for the comparable period in 2022, primarily reflecting loan growth. Net interest income after provision for loan losses for the six months ended March 31, 2023 was $30.5 million, up from $27.8 million for the three months ended March 31, 2022. There was a $300,000 loan loss provision in the 2023 fiscal period compared to no provision for the six months of 2022 primarily reflecting loan growth.

The net interest margin for three months ended March 31, 2023 was 3.34% compared with 3.26% for the comparable period of fiscal 2022. The net interest margin for six months ended March 31, 2023 was 3.42% compared with 3.15% for the comparable period of fiscal 2022.

Noninterest income was $2.1 million for the three months ended March 31, 2023, compared with $2.0 million for the three months ended March 31, 2022. Noninterest income was $4.0 million for the six months ended March 31, 2023 compared with $4.3 million for the six months ended March 31, 2022. The first half of 2023 reflected lower income from gain on sale of originated residential mortgage loans as the Company retained most of its mortgage production.

Noninterest expense for the second quarter of 2023 was $11.3 million compared to $10.4 million for the comparable quarter in 2022. The increase was due primarily to increases in compensation and employee benefits and professional fees. Noninterest expense for the first half of 2023 was $22.7 million compared to $20.7 million for the comparable quarter in 2022. The increase was due primarily to increases in compensation and employee benefits and professional fees.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets were $1.99 billion at March 31, 2023 compared with $1.86 billion at September 30, 2022, respectively. The increase of $123.7 million, or 6.6% primarily reflects the growth in total net loans outstanding.

Total net loans were $1.57 billion at March 31, 2023, up from $1.44 billion at September 30, 2022. Residential real estate loans were $671.4 million at March 31, 2023 compared with $623.4 million at September 30, 2022 as the Company retained originated mortgages in light of higher yields. Indirect auto loans declined by $2.1 million during the six months ended March 31, 2023, reflecting expected runoff of the portfolio.

Commercial real estate loans increased to $748.4 million at March 31, 2023 compared with $678.8 million at September 30, 2022. Commercial loans (primarily commercial and industrial) were $44.8 million compared with $38.2 million at September 30, 2022. Loans to states and political subdivisions were $48.0 million at March 31, 2023 compared to $40.4 million at September 30, 2022.

Total deposits were $1.43 billion at March 31, 2023 compared with $1.38 billion at September 30, 2022. Core deposits were $1.10 billion, or 77.0% of total deposits, at March 31, 2023 compared to $1.25 billion, or 90.3% of total deposits at September 30, 2022. Noninterest bearing demand accounts were $274.3 million, down 5.4% from September 30, 2022. Interest bearing demand accounts declined $62.3 million to $295.2 million, down 17.4% from September 30, 2022. Money market accounts declined $47.7 million to $354.4 million at

March 31, 2023, down 11.9% from September 30, 2022. Certificates of deposit increased $195.4 million or by 146.2% to $329.0 million at March 31, 2023 compared to September 30, 2022 primarily reflecting a shift from core deposits. Total borrowings increased to $301.5 million at March 31, 2023 from $230.8 million at September 30, 2022.

Nonperforming assets were $14.9 million, or 0.75% of total assets at March 31, 2023 compared to $15.1 million or 0.81% at September 30, 2022. The allowance for loan losses to total loans was 1.15% at March 31, 2023 compared to 1.31% at September 30, 2022. Foreclosed real estate increased to $3.5 million. The Company foreclosed on one commercial real estate loan during the quarter and is actively marketing the property. This property was formerly part of nonperforming loans at December 31, 2022 and September 30, 2022.

The Bank continued to demonstrate financial strength with a Tier 1 capital ratio of 12.25% at March 31, 2023, exceeding regulatory standards for a well-capitalized institution. Total stockholders’ equity increased $6.5 million to $218.8 million at March 31, 2023, from $212.3 million at September 30, 2022, primarily reflecting net income growth, offset in part by dividends paid to shareholders and other comprehensive loss. Tangible book value per share at March 31, 2023 was $19.69 compared to $19.12 at September 30, 2022.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly owned subsidiary, ESSA Bank & Trust, which was formed in 1916. The Company has total assets of $2.0 billion and has 21 community offices throughout the Lehigh Valley, Greater Pocono, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, asset management and trust services, investment services through Ameriprise Financial Institutions Group and insurance benefit services through ESSA Advisory Services, LLC. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, the recent turmoil in the banking industry (including the failures of two financial institutions) , credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual, quarterly and current reports. In addition, the COVID-19 pandemic continues to have an adverse impact on the Company, its customers and the communities it serves.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31,	September 30,
	2023	2022

	(dollars in thousands)
ASSETS
Cash and due from banks	$18,330	$19,970
Interest-bearing deposits with other institutions	6,211	7,967

Total cash and cash equivalents	24,541	27,937
Investment securities available for sale, at fair value	203,290	208,647
Investment securities held to maturity, at amortized cost	54,904	57,285
Loans receivable (net of allowance for loan losses of $18,315 and $18,528)	1,569,338	1,435,783
Regulatory stock, at cost	17,083	14,393
Premises and equipment, net	13,136	13,126
Bank-owned life insurance	38,626	38,240
Foreclosed real estate	3,546	29
Intangible assets, net	186	281
Goodwill	13,801	13,801
Deferred income taxes	5,108	5,375
Derivative and hedging assets	18,284	24,481
Other assets	23,676	22,439

TOTAL ASSETS	$1,985,519	$1,861,817

LIABILITIES
Deposits	$1,429,297	$1,380,021
Short-term borrowings	301,478	230,810
Advances by borrowers for taxes and insurance	12,776	11,803
Derivative and hedging liabilities	6,913	9,176
Other liabilities	16,256	17,670

TOTAL LIABILITIES	1,766,720	1,649,480

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid-in capital	182,377	182,173
Unallocated common stock held by the
Employee Stock Ownership Plan (“ESOP”)	(6,236)	(6,462)
Retained earnings	145,762	139,139
Treasury stock, at cost	(99,401)	(99,800)
Accumulated other comprehensive loss	(3,884)	(2,894)

TOTAL STOCKHOLDERS’ EQUITY	218,799	212,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,985,519	$1,861,817

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,		Six Months Ended March 31,
	2023	2022	2023	2022

	(dollars in thousands, except per share data)
INTEREST INCOME
Loans receivable, including fees	$17,504	$13,590	$33,589	$26,849
Investment securities:
Taxable	2,096	1,169	4,187	2,180
Exempt from federal income tax	10	19	21	38
Other investment income	444	130	876	249

Total interest income	20,054	14,908	38,673	29,316

INTEREST EXPENSE
Deposits	3,817	693	5,818	1,539
Short-term borrowings	1,127	—	2,085	—

Total interest expense	4,944	693	7,903	1,539

NET INTEREST INCOME	15,110	14,215	30,770	27,777
Provision for loan losses	150	—	300	—

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,960	14,215	30,470	27,777

NONINTEREST INCOME
Service fees on deposit accounts	762	735	1,561	1,518
Services charges and fees on loans	330	411	697	828
Loan swap fees	136	2	138	149
Unrealized (loss) gains on equity securities	(5)	—	(3)	1
Trust and investment fees	403	420	805	846
Gain on sale of loans, net	58	20	58	239
Earnings on bank-owned life insurance	195	187	386	380
Insurance commissions	168	141	314	288
Other	22	36	28	31

Total noninterest income	2,069	1,952	3,984	4,280

NONINTEREST EXPENSE
Compensation and employee benefits	6,792	6,305	13,532	12,639
Occupancy and equipment	1,109	1,174	2,155	2,268
Professional fees	1,115	745	2,358	1,440
Data processing	1,222	1,151	2,401	2,331
Advertising	168	280	354	373
Federal Deposit Insurance Corporation (“FDIC”) premiums	180	120	368	284
Gain on foreclosed real estate	—	(89)	(3)	(120)
Amortization of intangible assets	48	65	95	132
Other	658	647	1,466	1,355

Total noninterest expense	11,292	10,398	22,726	20,702

Income before income taxes	5,737	5,769	11,728	11,355
Income taxes	1,052	1,177	2,177	2,150

NET INCOME	$4,685	$4,592	$9,551	$9,205

Earnings per share:
Basic	$0.48	$0.47	$0.98	$0.94
Diluted	$0.48	$0.47	$0.98	$0.94
Dividends per share	$0.15	$0.12	$0.30	$0.24

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2023	2022	2023	2022

	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,947,510	$1,860,473	$1,919,828	$1,865,845
Total interest-earning assets	1,837,251	1,766,796	1,806,908	1,770,424
Total interest-bearing liabilities	1,429,077	1,344,463	1,398,875	1,357,395
Total stockholders’ equity	220,219	211,157	217,701	208,342

PER COMMON SHARE DATA:
Average shares outstanding - basic	9,717,899	9,766,229	9,707,796	9,768,060
Average shares outstanding - diluted	9,721,036	9,768,832	9,711,599	9,770,893
Book value shares	10,402,537	10,489,391	10,402,537	10,489,391

Net interest rate spread:	3.03%	3.21%	3.16%	3.09%
Net interest margin:	3.34%	3.26%	3.42%	3.15%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531